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                                                                    EXHIBIT 23



                            HOUGHTON MIFFLIN COMPANY
                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-69298, 33-59015 and 33-51098) pertaining to the Employees' Savings and Thrift Plan, the 1992 Stock Compensation Plan and the 1995 Stock Compensation Plan of Houghton Mifflin Company and in the Registration Statement (Form S-3 No. 33-64903) of Houghton Mifflin Company and in the related prospectuses pertaining to the $300 million debt securities of our report dated January 26, 1998 with respect to the consolidated financial statements and schedule of Houghton Mifflin Company included in this Annual Report (Form 10-K) for the year ended December 31, 1997.



                                                    /s/ Ernst & Young LLP


Boston, Massachusetts
March 20, 1998